Exhibit 10.11

FORM OF TRADEMARK LICENSE

This Trademark License (the “Agreement”) is made and entered into between TreeHouse Foods, Inc., a Delaware corporation (“TreeHouse”) and Dean Foods Company, a Delaware corporation (“Dean”) as of the Distribution Date set forth below.

     WHEREAS, Dean, through its subsidiaries, operates the Specialty Foods Group, and the MochaMix®, SecondNature®, and food service dressings businesses (the “Transferred Businesses”);

     WHEREAS, the Board of Directors of Dean has determined that it would be advisable and in the best interests of Dean and its stockholders for Dean to transfer and assign, or cause to be transferred and assigned, to TreeHouse the business, operations, assets and liabilities related to the Transferred Businesses;

     WHEREAS, Dean desires to transfer and assign, or cause to be transferred or assigned, to the TreeHouse Parties (as defined in that certain Distribution Agreement between Dean and TreeHouse, dated as of the date hereof (the “Distribution Agreement”)) the assets and properties of the Transferred Businesses and the TreeHouse Parties desire to accept the transfer and assignment of such assets and to assume, or cause to be assumed, the liabilities and obligations arising out of or relating to the Transferred Businesses as provided in the Distribution Agreement;

     WHEREAS, the date on which the above transaction is to become effective is referred to as the “Distribution Date” as defined in the Distribution Agreement; and

     WHEREAS, the parties hereto deem it to be appropriate and in the best interests of TreeHouse and the Dean Entities (as defined in Section 1(b) below) that TreeHouse grant to the Dean Entities a license to use certain trademarks, trade names and logos under the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

1.      Definitions. As used in this Agreement, the following terms shall have the meaning set forth in this Section 1.

     (a)      “Affiliates” means, with respect to any entity, any other entity that directly or indirectly controls, is controlled by or is under common control with such entity. For the purpose of this definition, the term “control” means the power to direct the management of an entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” has the meaning correlative to the foregoing.

     (b)      “Dean Entities” means Dean and its Affiliates, but only for so long as they remain Affiliates.

2.      License of Licensed Marks. During the term of this Agreement, and subject to termination pursuant to Section 10 below, TreeHouse hereby grants to the Dean Entities an exclusive, perpetual, royalty-free, and non-transferable license to display and use the trademarks, trade names, trade dress and logos set forth on Exhibit A hereto (the “Licensed Marks”) in the United States in connection with the marketing and sale of (i) products on which the Dean Entities used any of the Licensed Marks immediately prior to the Distribution Date and (ii) other dairy products (e.g., fluid dairy, cultured dairy, and ice cream products) and substitutes for such products (collectively, the “Exclusive Products”). For the avoidance of doubt, the term “dairy products” does not include salad dressings. In furtherance thereof, TreeHouse shall not use any of the Licensed Marks on the Exclusive Products.

3.      Restrictions on Use.

     (a)      The Dean Entities may not register or reserve any Licensed Mark or any words or images confusingly similar thereto as a trademark, trade name, corporate name or domain name anywhere in the world. The Dean Entities may not attack or challenge the title and interest of TreeHouse in or to the Licensed Marks.

     (b)      If TreeHouse at any time finds that the Licensed Marks are being used other than in accordance with the terms of this Agreement (“Unauthorized Use”), TreeHouse may notify Dean in writing of such Unauthorized Use. If the relevant Dean Entity fails to correct or have corrected such Unauthorized Use within thirty (30) days after receipt of such notice, or if such correction can not reasonably be accomplished within such 30-day period if commercially reasonable steps to correct the Unauthorized Use have not been taken during such 30 day period, TreeHouse may, at its election, suspend any or all of the licenses granted under this Agreement until such time as such Unauthorized Use is corrected to TreeHouse’s reasonable satisfaction.

4.      Reservation of Rights. TreeHouse reserves all rights in the Licensed Marks and other TreeHouse intellectual property not expressly granted in this Agreement. The Dean Entities shall not use the Licensed Marks or other TreeHouse intellectual property for the benefit of any person or entity, or permit any third party to use such intellectual property, and the Dean Entities have no rights or licenses with respect to such Licensed Marks or intellectual property, except as set forth in paragraph 2 above.

5.      Ownership of Intellectual Property. The Dean Entities acknowledge and agree that the Licensed Marks, and all applications, registrations and renewals thereof, and all associated goodwill therein, are owned by and vested in TreeHouse. All use by the Dean Entities of the Licensed Marks hereunder shall inure to the benefit of TreeHouse. The Dean Entities agree not to challenge, directly or indirectly, the rights of TreeHouse in or to the Licensed Marks. The Dean Entities will cause the Licensed Marks to be accompanied by an appropriate trademark symbol (either ® or TM or a corresponding foreign symbol) as specified by TreeHouse. TreeHouse shall maintain all the Licensed Marks at its expense.

6.      Quality Control. The Dean Entities shall maintain and adhere to any and all trademark guidelines for display of the Licensed Marks or other reasonable quality control standards for products bearing the Licensed Marks that TreeHouse may promulgate from time to time which conform with applicable laws. Nothing herein shall otherwise limit the Dean Entities’ ability to change, modify or determine the way in which it packages or promotes any of its products, except that all such packaging or promotion of products bearing the Licensed Marks shall be in compliance with applicable law.

7.      Injunctive Relief. Because unauthorized use of the Licensed Marks or any violation of the authorization and license granted in paragraph 2 above, respectively, will diminish substantially the value of such intellectual property and irrevocably harm TreeHouse, if the Dean Entities breach any provision of paragraph 2 above, TreeHouse shall be entitled to injunctive and/or other equitable relief, in addition to other remedies afforded by law, to prevent a breach of such provision of this Agreement.

8.      Indemnification. TreeHouse agrees to indemnify Dean and to hold Dean harmless from and against any and all liabilities, losses, damages, claims, causes of action, costs and expenses, including reasonable legal fees and expenses that may be incurred by Dean, arising out of a third party claim based upon actions or inaction by TreeHouse that the Dean Entities’ use of the Licensed Marks within the scope of the license granted by this Agreement infringes that third party’s intellectual property rights in any respect. The Dean Entities shall provide TreeHouse with prompt written notice of any third-party claim for which indemnification is sought and cooperate fully with TreeHouse in allowing TreeHouse to control the defense of such claim. So long as TreeHouse is contesting the third-party claim in good faith, the Dean Entities may not settle any such claim without the express prior written consent of TreeHouse unless (i) there is no finding or admission of any violation of any law or any rights, (ii) the sole relief provided is monetary damages that are paid in full by the Dean Entities, and (iii) TreeHouse shall not have any liability with respect to any such settlement. The Dean Entities shall have the right, at its own expense, to participate in the defense of such claim.

9.      Term. This Agreement will become effective on the Distribution Date and shall continue in full force and effect until terminated as provided in Section 10 below.

10.      Termination. This Agreement may be terminated:

          (a)      by either party upon written notice if the other party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code, 11 U.S.C. § 101 et seq. (or any similar petition under any insolvency law of any jurisdiction), proposes any dissolution, liquidation, composition, financial reorganization or recapitalization with creditors, makes an assignment or trust mortgage for the benefit of creditors, or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to any property or business of such party;

           (b)      by either party at any time upon any material breach by the other party of the terms of this Agreement which remains uncured thirty (30) days following written notice of such breach, or if such breach cannot reasonably be cured within said 30 day period, unless commercially reasonable steps have not been taken to cure such breach within such 30 day period; and

           (c)      by TreeHouse, with respect to any Licensed Mark, if (i) all of the Dean Entities cease use of such Licensed Mark in the United States with the intention not to resume use of it, or (ii) if all of the Dean Entities cease use of such Licensed Mark in the United States for a continuous thirty-six (36) month period.

11.      Effect of Termination. Upon any termination or expiration of this Agreement, all rights and obligations of the parties shall terminate, except the rights and obligations of the parties provided in paragraphs 8 and 13 of this Agreement, which shall survive the termination or expiration of this Agreement.

12.      Remedies. The demand for one remedy does not constitute a waiver or estoppel with regards to any or all other available remedies for the specific breach or default in question.

13.      Choice of Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware and the federal laws of the United States of America applicable therein, as though all facts and omissions related hereto occurred in Delaware.

14.      Notices. All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed given upon (a) a transmitter’s confirmation of a receipt of a facsimile transmission (but only if followed by confirmed delivery of a standard overnight courier the following business day or if delivered by hand the following business day), (b) confirmed delivery of a standard overnight courier or when delivered by hand or (c) the expiration of five business days after the date mailed by certified or registered mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice):

     If to the Dean Entities, to:

Dean Foods Company
2515 McKinney Avenue
Suite 1200
Dallas, Texas 75201
Telephone: (214) 303-3413
Fax: (214) 303-3853
Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
2445 M Street, N.W.
Washington, D.C. 20037
Telephone: (202) 663-6000
Fax: (202) 663-6363
Attention: Erika L. Robinson

     If to TreeHouse, to:

TreeHouse Foods Corp.
857-897 School Place
P.O. Box 19057
Green Bay, Wisconsin 54307
Telephone: (920) 497-7131
Fax: (920) 497-4604
Attention: General Counsel

with a copy (which shall not constitute effective notice) to:

Winston and Strawn LLP
35 W. Wacker Drive
Chicago, Illinois 60601
Telephone: (312) 558-5600
Fax: (312) 558-5700
Attention: Bruce A. Toth

Either party may, by written notice to the other parties, change the address or the party to which any notice, request, instruction or other documents is to be delivered.

15.      Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision or provisions shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

16.      Entire Agreement; Amendment. This Agreement contains the entire understanding of the parties with respect to this subject matter and supersedes any previous agreements (oral, written or otherwise) and may be altered or amended only by a written instrument duly executed by both parties.

17.      Assignment. This Agreement shall not be assignable by either party hereto without the prior written consent of the other party hereto (such consent not to be unreasonably withheld). When duly assigned in accordance with the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the assignee.

18.      Non-Waiver. The failure of a party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement does not constitute a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

19.      Independent Contractor. The parties are acting as independent contractors under this Agreement and the parties hereby acknowledge that they do not intend to create a joint venture, partnership or any other type of agency between them.

-— Signature page follows —

The parties hereby acknowledge that they have read and understand this Agreement and all exhibits and addenda hereto, and agree to all terms and conditions stated herein and attached hereto.

TREEHOUSE FOODS, INC.	DEAN FOODS COMPANY

By:	By:

Name:	Name:

Title:	Title: